EXHIBIT 14

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND NO INTEREST HEREIN MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ANY TRANSFER OR OTHER USE OF THIS NOTE OR THE LOAN AGREEMENT FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL UNLESS THIS NOTE IS PRESENTED TO BORROWER (AS DEFINED BELOW) FOR REGISTRATION OF TRANSFER OR EXCHANGE ON THE BOOKS AND RECORDS OF BORROWER AND ANY NEW PROMISSORY NOTE IS REGISTERED IN THE NAME OF THE TRANSFEREE ON THE BOOKS AND RECORDS OF BORROWER.

THIS NOTE IS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). PLEASE CONTACT DAVID STALTER AT 212-417-2588 TO OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY.

FORM OF PROMISSORY NOTE

[$ _______________]	New York, New York

This Promissory Note (this “Note”) is made as of March 8, 2012, by Brookfield Retail Holdings R 1 Inc., a Maryland corporation (“Borrower”), to[___________], a [___________] company (“Lender”).

Principal Amount:	$[_________]

Contract Interest Rate:	8.0% per annum.

Default Rate:	2.0% per annum in excess of the Contract Interest Rate.

Maturity Date:	March 8, 2018 or (b) such earlier date on which the entire Outstanding Principal Amount and accrued and unpaid interest thereon, and any other sums that are due and payable pursuant to the terms and provisions of this Note, are due and payable by reason of the acceleration of the maturity of this Note.

I.

DEFINITIONS

Borrower agrees that, for the purposes of this Note, the following capitalized terms shall have the following respective meanings ascribed thereto. All other capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement (as hereinafter defined)

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1.1 “Aggregate Accrual” shall have the meaning ascribed to such term in Section 2.1(c) hereof.

1.2 “Business Day” shall mean any day other than a Saturday, Sunday or day on which commercial banks are permitted to close in New York, NY.

1.3 “Default” shall have the meaning ascribed to such term in Section 4.1 hereof.

1.4 “Distributable Cash” shall mean all cash that Borrower reasonably determines is available to apply to the payment of this Note.

1.5 “Excess Interest” shall have the meaning ascribed in Section 5.7.

1.6 “Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof by Borrower, in favor of Lender, as modified or amended from time to time.

1.7 “Loan-to-Value Ratio” is computed by dividing (i) the Outstanding Principal Amount, all accrued interest and other amounts owing thereon and any other Debt of the Borrower (including its proportionate share of the Debt of any entity through which the Borrower directly or indirectly owns an investment, other than any indebtedness of Rouse or any of its subsidiaries (the “Outstanding Indebtedness”)), by (ii) the fair market value of the Borrower’s assets (including its proportionate share of the gross fair market value of all assets of any entity through which the Borrower directly or indirectly owns an investment, other than Rouse and its subsidiaries, but including the fair market value of Borrower’s Rouse Shares), as determined by the Lender, in its sole but good faith discretion.

1.8 “Maximum Accrual” shall have the meaning ascribed to such term in Section 2.1(c) hereof.

1.9 “Obligors” shall have the meaning ascribed in Section 5.6.

1.10 “Outstanding Principal Amount” shall mean the aggregate of all sums advanced by Lender to or for the benefit of Borrower pursuant to this Note and not repaid.

1.11 “Person” shall mean any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

1.12 “Rouse” shall mean Rouse Properties, Inc.

1.13 “Rouse Shares” shall mean the common stock of Rouse owned by the Borrower.

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II.

PAYMENT OF INTEREST AND PRINCIPAL

For value received, Borrower hereby promises to pay to the order of Lender in legal tender of the Principal Amount, together with interest as provided herein below, as follows:

2.1 Payment of Interest; Accrued and Compounding.

(a) Interest shall accrue and be paid at the Contract Interest Rate on the Outstanding Principal Amount annually on March 8 (each, an “Interest Payment Date”). Except as otherwise provided by Section 2.1(b) and Section 2.1(c) hereof, annual installments of interest (which shall include all PIK Interest (as defined in Section 2.1(b) below)) shall commence on the first anniversary of the date hereof and shall be paid on or before the day five (5) Business Days after the applicable Interest Payment Date thereafter until the termination of all obligations hereunder; provided that, notwithstanding any provision of this Note to the contrary, Borrower may pay any installment of interest hereunder in whole or in part at any time on or before the applicable due date, and any such amounts paid shall be applied toward interest that is due and payable as of the next applicable Interest Payment Date.

(b) In the event that Borrower fails to pay an annual installment of interest when due pursuant to Section 2.1(a), and subject to Section 2.1(c) hereof, accrued and unpaid interest shall automatically be paid in kind (“PIK Interest”) by adding such interest to the Outstanding Principal Amount of this Note on the date from which such annual installment of interest became due and payable, and all of such PIK Interest shall bear interest as provided herein to the same extent as the original principal balance hereof. Borrower shall make any amendment to this Note requested in writing by Lender to evidence such PIK Interest (it being understood that the lack of such an amendment shall in no way affect this Note being legal and valid evidence of any such PIK Interest and that any such amendments shall be for the sole benefit and convenience of Lender). All accrued interest (including PIK Interest) on this Note will become due and payable in cash on the Maturity Date.

(c) Notwithstanding anything herein or in any other document relating to this Note to the contrary, if this Note shall remain outstanding after the fifth (5th) anniversary of the initial issuance thereof and the aggregate amount that would be includible in gross income of the Lender with respect to this Note (within the meaning of Section 163(i) of the Code) for periods ending on or before any Interest Payment Date that occurs after that fifth (5th) anniversary (the “Aggregate Accrual”) would otherwise exceed an amount equal to the sum of (i) the aggregate amount of interest to be paid (within the meaning of Section 163(i) of the Code) under this Note on or before such Interest Payment Date, and (ii) the product of (A) the issue price (as defined in Section 1273(b) of the Code) of this Note and (B) the yield to maturity (interpreted in accordance with Section 163(i) of the Code) of the Note (such sum, the “Maximum Accrual”), then the Borrower shall prepay to the Lender on each applicable Interest Payment Date occurring after such fifth (5th) anniversary that portion of the Outstanding Principal Amount of the Note necessary to prevent this Note from constituting an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code, up to an amount equal to the excess, if any, of the Aggregate Accrual over the Maximum Accrual, and the amount of such payment shall be treated for U.S. federal income tax purposes as an amount of interest to be paid (within the meaning of Section 163(i)(2)(B)(i) of the Code) under this Note. This provision is intended to prevent this Note from being classified as an “applicable high yield discount obligation,” as defined in Section 163(i) of the Code, and shall be interpreted consistently therewith.

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2.2 Prepayment. Borrower may prepay this Note in full or in part from time to time in an amount equal to or greater than One Hundred Thousand and No/100 Dollars ($100,000.00) (or, if lesser, the remaining Outstanding Principal Amount plus all accrued and unpaid interest) upon not less than five (5) calendar days’ prior notice to Lender (which notice may be oral, unless at the time such oral notice is made Lender requests such notice in writing). All pre-payments by Borrower shall be applied (i) first, toward payment of interest that has accrued on the Outstanding Principal Amount and that is due and payable, (ii) second, toward payment of interest that has accrued on the Outstanding Principal Amount that is not yet due, (iii) third, toward payment of all PIK Interest, if any, and (iv) last, toward payment of the Outstanding Principal Amount. In the event of any such prepayment, the annual installments of interest due under Section 2.1 hereof shall be adjusted as of the next day. Immediately upon any prepayment of this Note as set forth above, Lender shall surrender this Note to Borrower for cancellation (or appropriate notation on, or replacement of, the Note in the case of a partial prepayment of the Outstanding Principal Amount) or, if not surrendered, such notation shall be made in the books and records of Borrower and shall not be binding on Borrower.

2.3 Default Interest. Subsequent to a Default, the Outstanding Principal Amount and any accrued interest not paid when due shall bear interest at the Default Rate.

2.4 Principal and Interest at Maturity. The entire Outstanding Principal Amount and accrued and unpaid interest (which shall include the PIK Interest) thereon, and any and all other sums that are due and payable pursuant to the terms and provisions of the Note and the Loan Agreement shall be due and payable on the Maturity Date.

2.5 Calculation of Interest. All interest on this Note shall be calculated on the basis of a 365-day year and the actual number of days on which principal is outstanding. In computing interest on the Note, the first day of each period and the last day of such period shall be included (it being understood that no day shall be included in more than one period).

2.6 Application of Payments Prior to Default. Prior to the occurrence of a Default, except as otherwise provided by Section 2.2 hereof, all monies paid by Borrower to Lender shall be applied in the following order of priority: (i) first, toward payment of interest that has accrued on the Outstanding Principal Amount and that is due and payable, (ii) second, toward payment of interest that has accrued on the Outstanding Principal Amount that is not yet due, (iii) third, toward payment of all PIK Interest, if any, and (iv) last, toward payment of the Outstanding Principal Amount.

2.7 Payments after Default. All unpaid interest that has accrued on the Outstanding Principal Amount, whether prior or subsequent to the occurrence of the Default, shall be paid at the time of, and as a condition precedent to, the curing of the Default. While any Default exists, Lender is expressly authorized to apply payments made to it as it may elect against (a) any or all amounts, or portions thereof, then due and payable hereunder, (b) the Outstanding Principal Amount, or (c) any combination thereof.

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2.8 Place of Payment. Payments and prepayments to be made under this Note are to be made in the manner designated by Lender.

2.9 Priority. Notwithstanding any other provision of this Note, Borrower may only pay dividends to its shareholders when the following conditions are met: (i) Borrower has paid all interest that has accrued on the Outstanding Principal Amount and that is due and payable; (ii) Borrower has paid all PIK Interest, if any; and (iii) the Loan-to-Value Ratio is less than or equal to 40%.

III.

REGISTRATION

This Note is issued in registered form as to both principal and interest and shall be initially registered on the books and records of Borrower in the name of Lender. All interest and principal payable hereunder shall be paid only to natural persons or legal entities in whose name this Note is registered at the time of payment. Transfers of this Note and rights to payment of principal and interest hereunder may be effected only upon surrender of this Note to Borrower and either the reissuance by Borrower of this Note to Lender’s assignee or the issuance by Borrower of a new Note to Lender’s assignee having the same terms and conditions as this Note. In order for any transfers of this Note to be effective, the change of registered ownership must be properly recorded on Borrower’s books and records. Promptly upon the surrender of this Note to Borrower, and subject to prior receipt by Borrower of evidence satisfactory to Borrower of the existence of an effective registration statement relating to the resale, transfer or other disposition of this Note under the Securities Act or an opinion of counsel reasonably satisfactory to Borrower that such registration is not required under the Securities Act, or under any applicable State or other securities laws or other applicable laws of similar import, Borrower shall reissue this Note or shall issue a new Note having the same terms and conditions as this Note in the name of any payee specified by the registered holder hereof, and Borrower shall promptly register such Note in the name of such payee. The registered holder of this Note shall not have the right to convert this Note to bearer form.

IV.

DEFAULTS AND REMEDIES

4.1 Occurrence of Default; Acceleration of Maturity Date. It is agreed that upon occurrence of any of the “Events of Default” under the Loan Agreement, then, at any time thereafter, at the election of the holder or holders hereof and without additional notice to Borrower, the principal sum remaining unpaid hereon, together with accrued interest thereon, shall become at once due and payable at the place of payment as aforesaid (a “Default”), and Lender may proceed to exercise any rights and remedies available to Lender under the Loan Agreement, and to exercise any other rights and remedies against Borrower or with respect to this Note that Lender may have at law, in equity or otherwise.

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4.2 Nature of Remedies. The remedies of Lender as provided herein or in the Loan Agreement, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as occasion therefor shall arise. Failure of Lender, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date of this Note shall not constitute a waiver of the right to exercise the same at any time thereafter or in the event of any subsequent Default. No act of omission or commission of Lender, including specifically any failure to exercise any right, remedy or recourse, shall be deemed to be a waiver or release of the same; any such waiver or release is to be effected only through a written document executed by Lender and then only to the extent specifically recited therein. A waiver or release in connection with any one event shall not be construed as a waiver or release of any subsequent event or as a bar to any subsequent exercise of Lender’s rights or remedies hereunder. Notice of the exercise of any right or remedy granted to Lender by this Note is not required to be given.

4.3 Payment of Attorneys’ Fees and Costs. If: (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) if an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Note; (c) if an attorney is retained to protect or enforce the Loan Agreement; or (d) if an attorney is retained to represent Lender in any other proceedings whatsoever in connection with this Note or the Loan Agreement or any property subject thereto, and if Lender prevails in any such enforcement action or proceeding, then Borrower shall pay to Lender all reasonable attorneys’ fees, costs and expenses incurred in connection therewith, in addition to all other amounts due hereunder.

4.4 Late Charge. If any installment of interest is not paid when due, Borrower shall pay to Lender a late charge equal to the Default Rate of the amount so overdue in order to defray part of the expense incident to handling such delinquent payment or payments. Such late charge shall be in addition to and separate from any increase in interest due hereunder as a result of calculation of interest due hereunder at the Default Rate. The late charge set forth in this Section 4.4 shall not apply to any interest that is deferred or compounded as provided by this Note.

V.

OTHER GENERAL AGREEMENTS

5.1 Notices. Any notice that any party hereto may desire or may be required to give to any other party hereto shall be in writing, and shall be deemed given (a) if and when personally delivered, (b) upon receipt if sent by a nationally recognized overnight courier addressed to a party at its address set forth below, or (c) on the third (3rd) Business Day after being deposited in United States registered or certified mail, postage prepaid, addressed to a party at its address set forth below, or at such other place as such party may have designated to all other parties by notice in writing in accordance herewith:

If to Lender:	[__________]
c/o Brookfield Global Real Estate
Three World Financial Center
200 Vesey Street, 11th Floor
New York, NY 10281-1021

If to Borrower:	Brookfield Retail Holdings R 1 Inc.
c/o Brookfield Global Real Estate
Three World Financial Center
200 Vesey Street, 11th Floor
New York, NY 10281-1021

Except as otherwise specifically required herein, notice of the exercise of any right or option granted to Lender by this Note is not required to be given.

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5.2 Governing Law and Other Agreements. This Note was negotiated in the State of New York, and made by Borrower and accepted by Lender in the State of New York, and the proceeds of the Notes were disbursed from the State of New York, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity and performance, this Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such state (without regard to principles of conflict laws) and any applicable law of the United States of America. To the fullest extent permitted by law, Borrower hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Note and the Loan Agreement, and this Note and the Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.3 Jurisdiction; Service. Any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement may at Lender’s option be instituted in any federal or state court in the City of New York, County of New York, and Borrower waives any objections which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding, and Borrower hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Borrower does hereby designate and appoint:

Brookfield Global Real Estate

Three World Financial Center

200 Vesey Street, 11th Floor

New York, NY 10281-1021

as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower in any such suit, action or proceeding in the State of New York.

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5.4 Counterparts. This Note may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

5.5 Interpretation. The headings of sections and paragraphs in this Note are for convenience only and shall not be construed in any way to limit or define the content, scope, or intent of the provisions hereof. As used in this Note, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires. The parties hereto intend and believe that each provision in this Note comports with all applicable law. However, if any provision in this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of all parties to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Borrower and the holder hereof under the remainder of this Note shall continue in full force and effect; provided, however, that if any provision of this Note that is found to be in violation of any applicable law concerns the imposition of interest hereunder, the rights, obligations and interests of Borrower and Lender with respect to the imposition of interest hereunder shall be governed and controlled by the provisions of Section 4.4 hereof.

5.6 Waiver. Borrower and any and all others who are now or may become liable for all or part of the obligations of Borrower under this Note (collectively the “Obligors”) agree to be jointly and severally bound hereby and jointly and severally, to the extent permitted by law: (a) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness evidenced by this Note or by any extension or renewal hereof; (b) except for any written notice required by the Loan Agreement, waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (c) except for any written notice required by the Loan Agreement, waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof or hereunder; (d) waive any and all lack of diligence and delays in the enforcement of the payment hereof; (e) agree that the liability of each of Obligors shall be unconditional and without regard to the liability of any other person or entity for the payment hereof, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by Lender to any of them with respect hereto; (f) consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (g) consent to the addition of any and all other makers, endorsers, guarantors, and other obligors for the payment hereof, and to the acceptance of any and all other security for the payment hereof, and agree that the addition of any such obligors or security shall not affect the liability of any of Obligors for the payment hereof.

5.7 Excess Interest. It being the intention of Lender and Borrower to comply with the laws of the State of New York with regard to the rate of interest charged hereunder, it is agreed that, notwithstanding any provision to the contrary in this Note or the Loan Agreement, no such provision shall require the payment or permit the collection of any amount (the “Excess Interest”) in excess of the maximum amount of interest permitted by law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the indebtedness evidenced by this Note. If any Excess Interest is provided for, or is adjudicated to be provided for, in this Note, then in such event:

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(a) the provisions of this paragraph shall govern and control;

(b) neither Borrower nor any of the other Obligors shall be obligated to pay any Excess Interest;

(c) any Excess Interest that Lender may have received hereunder shall, at the option of Lender, be (i) applied as a credit against the then Outstanding Principal Amount due under this Note, accrued and unpaid interest thereon not to exceed the maximum amount permitted by law, or both, (ii) refunded to the payor thereof, or (iii) any combination of the foregoing;

(d) the applicable interest rate or rates shall be automatically subject to reduction to the maximum lawful rate allowed to be contracted for in writing under the applicable usury laws of the aforesaid State, and this Note and the Loan Agreement, shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in such interest rate or rates; and

(e) neither Borrower nor any of the other Obligors shall have any action or remedy against Lender for any damages whatsoever or any defense to enforcement of the Note or the Loan Agreement arising out of the payment or collection of any Excess Interest.

5.8 Successors, Lenders and Assigns. Upon any endorsement, assignment, or other transfer of this Note by Lender or by operation of law, the term “Lender,” as used herein, shall mean such endorsee, assignee, or other transferee or successor to Lender then becoming the holder of this Note. This Note shall inure to the benefit of Lender and its successors and assigns and shall be binding upon the undersigned and its successors and assigns. The terms “Borrower” and “Obligors,” as used herein, shall include the respective successors, assigns, legal and personal representatives, executors, administrators, devisees, legatees and heirs of Borrower and any other Obligors.

5.9 Term. The Term of this Note shall commence on the date hereof and end on the Maturity Date; provided, however, that the parties hereto may agree in writing prior to the Maturity Date to extend the Note on terms to be agreed upon at such time.

[REMAINDER OF PAGE INTENTIONALLY BLANK.]

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IN WITNESS WHEREOF, Borrower has duly executed and delivered this Note as of the day and year first above written.

BORROWER:	Brookfield Retail Holdings R 1 Inc.,
a Maryland corporation

By:
Name:
Title:

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